Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT: Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Reports Fourth Quarter and Fiscal Year-End Results
XATANET Sales Grow 39 Percent in FY2007 As Software Margins Expand
MINNEAPOLIS, November 21, 2007—XATA Corporation (Nasdaq:XATA), today reported sales for the fourth quarter ended September 30, 2007 of $6.8 million versus $8.3 million for the same period in fiscal 2006. The decrease in sales for the quarter on a year-over-year basis was due to sales of the Company’s legacy OpCenter product being down $1.5 million.
Sales for the 12 months ended September 30, 2007 were relatively flat at $30.7 million. XATANET sales increased $6.2 million, or 39 percent, while OpCenter sales decreased $6.2, or 42 percent, on a year-over-year-basis. For fiscal 2007, XATANET system and subscription sales contributed 72 percent of total net sales 2007 compared to 52 percent for fiscal 2006.
The Company’s fourth quarter financial performance also reflected one-time legal costs of $1.1 million relating to the settlement of a patent infringement lawsuit and a $1.8 million write-off of capitalized system development costs. As a result of these charges the Company reported a net loss for the quarter of $4.5 million, or $0.57 per share, compared to a net loss of $543,000, or $0.07 per share, in the comparable period of fiscal 2006.
For the fourth quarter of fiscal 2007, Modified EBITDA (earnings before interest, taxes, depreciation, amortization, stock based compensation, impairment losses, litigation costs and preferred stock dividends and deemed dividends) was a loss of $0.15 per share compared to a loss of $0.04 per share for the same period of fiscal 2006.
“The success of our recent XATANET 4.0 launch reaffirms the strategic direction we are taking XATA,” said Jay Coughlan, XATA chairman and CEO. “The continued growth of our XATANET software as a service business model now generates 72 percent of our total revenue and margins continue to improve.”
Operationally, total gross margins as a percentage of sales increased to 44 percent for fourth quarter fiscal 2007 compared to 39 percent for the same period of fiscal 2006, as the result of increased XATANET subscription margins. Overall XATANET gross margins as a percentage of sales for the fourth quarter of fiscal 2007 increased to 37 percent, compared to 23 percent for the same quarter of fiscal 2006, due to XATANET subscription margins improving to 57 percent for the fourth quarter of fiscal 2007 in comparison to 51 percent in the same period last year.
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XATA Releases Fourth Quarter 2007 Results — Page 2
Selling, general and administrative costs were $6.6 million and $2.9 million for the fourth quarter of fiscal 2007 and 2006, respectively. The increase of $3.7 million was driven by the one-time costs of $2.9 million and an increase in stock based compensation of $372,000 in fourth quarter of fiscal 2007.
“We are enthusiastic about the progress we are making on our strategic plan for XATA,” Coughlan said. “The competitive landscape for fleet optimization solutions is consolidating and we see this as an opportunity for XATA to further grow and expand our offerings to the marketplace.”
Fiscal 2007 Results
For fiscal year 2007, the Company incurred one-time non-recurring charges of $1.4 million relating to legal costs and settlement associated with a patent infringement lawsuit and a $1.9 million write-off of capitalized system development costs. Stock-based compensation totaled $2.0 million for fiscal 2007, an increase of $1.5 million over fiscal 2006. Additionally, the Company incurred $1.0 million in non-cash preferred stock dividends and deemed dividends for fiscal 2007, an increase of $0.7 million over fiscal 2006. As a result of these charges the Company reported a net loss of $7.8 million, or $0.99 per share, versus a net loss of $2.1 million, or $0.28 per share, for fiscal year 2006.
For the 12 months ended September 30, 2007, Modified EBITDA decreased $0.03 per share compared to the prior year, resulting in a loss of $0.16 per share
For the 2007 fiscal year, gross margin improved to 45 percent in comparison to 42 percent for the 2006 fiscal year. XATANET subscription margins have been driving this increase as subscription margins have improved to 57 percent for fiscal 2007 in comparison to 40 percent in fiscal 2006.
Selling, general and administrative costs were $16.7 million and $10.7 million for the twelve months ended September 30, 2007 and 2006, respectively. The increase of $6.0 million was primarily due to an increase in stock based compensation of $1.5 million, litigation and settlement costs of $1.4 million, write-off’s of capitalized system development costs of $1.9 million relating to products that will not be marketed and increased sales & marketing costs of $400,000.
Research and development costs for the twelve months ended September 30, 2007 of $4.4 million increased by $0.3 million compared to fiscal 2006. The increase in research and development costs was the result of spending associated with the company’s future releases of fleet management solutions.
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XATA Releases Fourth Quarter 2007 Results — Page 3
Non-GAAP vs. GAAP Financials
To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include Modified EBITDA, which is earnings before interest, taxes, depreciation, amortization, stock based compensation, impairment losses, litigation costs and preferred stock dividends and deemed dividends and Modified EBITDA per diluted share. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below in this press release.
About XATA
Based in Minneapolis, MN, XATA Corporation (NASDAQ:XATA) is an expert in optimizing fleet operations by reducing costs and ensuring regulatory compliance for the trucking industry. With the introduction of XATANET in 2004, our customers now have access to vehicle data anywhere, anytime, through a fee-based subscription service. Our software and professional services help companies manage fleet operations, enhance driver safety and deliver a higher level of customer satisfaction. XATA provides expert services to develop the business processes required to deliver the profitability, safety and service level demanded by today’s competitive transportation environments. XATA was the first company to introduce electronic driver logs and exception-based management reporting. Today, XATA systems increase the productivity of more than 62,000 trucks at 1,925 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.
Cautionary note regarding forward-looking statements.
This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships, and the other factors discussed under “Investment Considerations and Risk Factors” in Part I, Item 1 of our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
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XATA Releases Fourth Quarter 2007 Results — Page 4
XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net sales	$6,756	$8,342	$30,676	$30,629

Cost of sales	3,799	5,075	16,932	17,814
Selling, general and administrative	6,587	2,851	16,702	10,746
Research and development	1,093	1,011	4,351	4,038

Total costs and expenses	11,479	8,937	37,985	32,598

Operating loss	(4,723)	(595)	(7,309)	(1,969)
Net interest income	221	97	501	226

Loss before income taxes	(4,502)	(498)	(6,808)	(1,743)
Income tax expense	—	—	—	—

Net loss	(4,502)	(498)	(6,808)	(1,743)

Preferred stock dividends and deemed dividends	(47)	(45)	(1,002)	(322)

Net loss to common shareholders	$(4,549)	$(543)	$(7,810)	$(2,065)

Net loss per common share — basic and diluted	$(0.57)	$(0.07)	$(0.99)	$(0.28)

Weighted average common and common share equivalents
Basic and Diluted	7,964	7,690	7,922	7,484

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XATA Releases Fourth Quarter 2007 Results — Page 5
XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	September 30,
	2007	2006
	(UNAUDITED)
Current assets

Cash and cash equivalents	$13,675	$6,354
Accounts receivable, net	3,280	5,260
Inventories	2,672	2,212
Deferred product costs	752	3,433
Prepaid expenses	393	270

Total current assets	20,772	17,529

Equipment and leasehold improvements, net	1,583	1,316
Capitalized system development costs, net	—	1,191
Deferred product costs, non-current	1,798	1,687

Total assets	$24,153	$21,723

Current liabilities
Note and capital lease obligations	$161	$94
Accounts payable	3,419	1,688
Accrued liabilities	3,548	2,674
Deferred revenue	3,105	6,728

Total current liabilities	10,233	11,184

Note and capital lease obligations, non-current	220	88
Deferred rent	98
Deferred revenue, non-current	6,524	5,261

Total liabilities	17,075	16,533

Shareholders’ equity
Common stock	25,845	22,426
Preferred stock	15,703	9,424
Accumulated deficit	(34,470)	(26,660)

Total shareholders’ equity	7,078	5,190

Total liabilities and shareholders’ equity	$24,153	$21,723

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XATA Releases Fourth Quarter 2007 Results — Page 6
XATA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net loss to common shareholders	($4,549)	($543)	($7,810)	($2,065)

Adjustments:
Net interest income	(221)	(97)	(501)	(226)
Stock-based compensation	524	152	2,021	566
Depreciation and amortization expense	185	147	664	451
Impairment loss on development costs	1,756	—	1,930	—
Litigation settlement and related costs	1,093	—	1,431	—
Preferred stock dividends and deemed dividends	47	45	1,002	322

Total adjustments	3,384	247	6,547	1,113

Non-GAAP EBITDA (a)	($1,165)	($296)	($1,263)	($952)

Non-GAAP EBITDA per diluted share	($0.15)	($0.04)	($0.16)	($0.13)

Shares used in calculating non-GAAP EBITDA per diluted share	7,964	7,690	7,922	7,484

a)	Non-GAAP modified EBITDA represents earnings before interest, income taxes, depreciation, stock-based compensation, impairment losses, litigation costs and preferred stock dividends and deemed dividends. Modified EBITDA is a non-GAAP operating metric used by management in assessing the Company’s operating results and ability to meet its operating cash requirements. The Company’s definition of modified EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures used by other companies. EBITDA is also a measure frequently requested by the Company’s investors and analysts. The Company believes that investors and analysts may use EBITDA, along with other information contained in its SEC filings, in assessing its ability to generate cash flow.
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